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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
     1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                         Commission File Number 0-21800

                       Norwood Promotional Products, Inc.
             (Exact name of registrant as specified in its charter)

                               106 E. Sixth Street
                                    Suite 300
                               Austin, Texas 78701
                                 (512) 476-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 Per Share
          ------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
          ------------------------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


           Rule 12g-4(a)(1)(i)   [X]         Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii)  [ ]         Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)   [ ]

         Approximate number of holders of record as of the certification or notice date: Thirteen

     Pursuant to the requirements of the Securities Exchange Act of 1934 Norwood Promotional Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  November 12, 1998          BY:    /s/ James P. Gunning, Jr.
                                         ---------------------------------------
                                  Name:  James P. Gunning, Jr.
                                  Title: Vice Chairman, Secretary, Treasurer and
                                         Chief Financial Officer